Exhibit 1.4

THIS SHARE PURCHASE AGREEMENT is dated May 9, 2025

PARTIES

1.	Teo Shao Wei (Zhang Xiaowei) (Passport No. K2242884N), an individual with residential address at Apt Blk 188, Jalan Eunos, #04-08, Singapore 419538, Singapore (each a “Vendor”; together the “Vendors”);

2.	YY Holding (Thailand) Company Limited (Company No.0105568071682), a company incorporated in the Thailand on with its registered head office at 126/21, Soi Sukhumvit 63 (Ekkamai), Khlong Tan Nuea Sub-district, Vadhana District, Bangkok (the “Purchaser”); and

3.	YY Circle (Thailand) Company Limited (Company No.0105566073742), a company incorporated in the Thailand with registered head office at 622 Emporium Tower, Floor 10/8, Unit 119, Sukhumvit road, Khlong Tan Sub-District, Khlong Toey District, Bangkok (the “Company”)

(each, a “party” and collectively, the “parties”).

BACKGROUND

A.	The Company has at the date of this Agreement an issued and paid-up capital of THB 2,000,000.00 comprising 20,000 ordinary shares.

B.	The Company is in the business of operating a business to provide services as an intermediary in arranging and providing various services, and as an intermediary between service providers and service recipients through an online system (the “Business”).

C.	All of the Sale Shares (as defined below) are (i) as at the date of this Agreement, legally and beneficially owned by and registered in the name of the Vendors; and (ii) will immediately before Closing be legally and beneficially owned by and registered in the name of the Vendors.

D.	The Vendors are desirous of selling all of the Sale Shares to the Purchaser and the Purchaser is desirous of acquiring the Sale Shares from the Vendors upon the terms and subject to the conditions hereinafter mentioned.

E.	The Purchaser has conducted its necessary due diligence on the Company based on the documents and representations made by the Vendors and the Company and is satisfied with the findings of the due diligence review.

F.	In entering into this Agreement, the Purchaser has relied on the truthfulness, accuracy and completeness of the Vendors’ Representations as set forth in Clause 6.

NOW IT IS HEREBY AGREED as follows:

1.	DEFINITIONS & INTERPRETATIONS

1.1.	In this Agreement, unless the subject or context otherwise requires the following words and expressions shall have the following meanings:

1.1.1.	“Agreement” means this share purchase agreement, including its supplements, amendments, annexure and appendices.

1.1.2.	“Board” means the board of directors of the Company.

1.1.3.	“Business” means the business of the Company in accordance with Recital B.

1.1.4.	“Closing” means completion of the sale and purchase of the Sale Shares in accordance with Clause 5.

1.1.5.	“Closing Date” means June 2, 2025 or such other date as the parties may agree to.

1.1.6.	“Consideration Shares” means 2,000,000 Class A ordinary shares of YY Group Holding Limited to be allotted and issued to the Vendor, based on the agreed issue price of USD1.00 per Class A ordinary share;

1.1.7.	“Defaulting Party” has the meaning stated in Clause 6.5.

1.1.8.	“Encumbrance” means any claim, mortgage, charge, pledge, lien, assignment, option, equity, power of sale, hypothecation, retention of title, right of pre-emption, right of first refusal or other third party right or security interest of any kind or an agreement, arrangement or obligation to create any of the foregoing.

1.1.9.	“Non-Defaulting Party” has the meaning stated in Clause 6.5.

1.1.10.	“Purchaser Costs” has the meaning stated in Clause 8.1.

1.1.11.	“Purchase Price” has the meaning stated in Clause 4.1.

1.1.12.	“Sale Shares” means the issued and fully paid-up ordinary shares in the capital of the Company registered in the name of the Vendors as at the Closing Date, representing 49% of all the issued shares in the capital of the Company as at the Closing Date.

1.1.13.	“Services” has the meaning stated in Clause 7.1.4.

1.1.14.	“Transaction” means the transaction contemplated by this Agreement or any part of that transaction.

1.1.15.	“Warranties” means the warranties and representations given by the Vendors, and the Purchaser in Clause 6.

1.2.	The headings in this Agreement are inserted for convenience only and shall not affect the construction of this Agreement.

1.3.	References to “Clauses” are to clauses of this Agreement and references to this “Agreement” shall mean this share purchase agreement.

1.4.	Unless the context otherwise requires, words in the singular shall include the plural and the plural shall include the singular; and a reference to one gender shall include a reference to the other genders.

1.5.	A reference to a party shall include that party’s successors and permitted assigns.

1.6.	A reference to writing or written includes fax and email (unless otherwise expressly provided in this Agreement).

1.7.	Any words following the terms including, include, in particular, for example or any similar expression shall be construed as illustrative and shall not limit the sense of the words, description, definition, phrase or term preceding those terms.

1.8.	Any reference to “USD” is to the lawful currency of United States of America.

1.9.	Any reference to “THB” is to the lawful currency of the Kingdom of Thailand.

2.	CONDITIONS PRECEDENT

2.1.	The Closing of the sale and purchase of the Sale Shares is conditional upon:

2.1.1.	all necessary approvals from all relevant authorities and business partners and any relevant third parties for the change of shareholding and control in the Company;

2.1.2.	all licenses/permits/approvals necessary for the business operations are valid and subsisting;

2.1.3.	all contracts entered into by the Company are valid and enforceable as of the date of the Agreement, with no indication of any disputes or imminent litigation;

2.1.4.	all Warranties and representations remaining true and correct in all material aspects and not misleading in any material respect at Closing; and

2.1.5.	the signing of the shareholders agreement between the Purchaser, the Vendors and remaining shareholders of the Company to govern their relationship as shareholders of the Company.

2.2.	The Vendors and the Purchaser shall use all reasonable endeavors to procure that the conditions listed under Clause 2.1 are satisfied as soon as practicable and in any event no later than the Closing Date, or by such other date as mutually agreed between the parties.

2.3.	Subject to applicable laws and regulations, the conditions in Clause 2.1 may be waived (in whole or in part) at any time by mutual agreement between the Vendors and the Purchaser.

3.	SALE AND PURCHASE OF SALE SHARES

3.1.	Subject to the terms of this Agreement, the Vendors as legal and beneficial owner shall sell, and the Purchaser shall purchase, the Sale Shares free from all Encumbrances and together with all rights now or hereafter attaching to them (including the right to receive all dividends and distributions declared, made or paid on or after the Closing Date), as at Closing and the Vendors shall transfer the legal and beneficial ownership in respect of the Sale Shares to the Purchaser.

4.	PURCHASE PRICE

4.1.	The consideration for the Sale Shares shall be USD 2,000,000.00, payable in the form of the Consideration Shares, to be issued on or around the Closing Date, provided that the approval has been obtained from Nasdaq for the listing and quotation of the Consideration Shares on Nasdaq Capital Market and has not been revoked or amended and to the extent that any conditions for the listing and quotation of the Consideration Shares are required to be fulfilled, they have been so fulfilled, provided further that the aforesaid shall be subject to and interpreted in accordance with all applicable statutory laws and SEC regulations, including but not limited to, the holding period requirements for affiliates and non-affiliates under Rule 144 of the Securities Act of 1933, as amended. To the extent that compliance with such laws and regulations affects the timing or manner of fulfilment of this condition, the Parties agree to work in good faith to satisfy this condition in a manner consistent with all legal requirements.

4.2.	For the avoidance of doubt, notwithstanding the deferred payments of part of the Consideration Shares, it is hereby agreed that the Purchaser shall have full title, interest and rights to the Sale Shares upon their transfer to the Purchaser on the Closing Date. Any deferred payment of part of the Consideration Shares due and outstanding shall remain a debt due from the Purchaser to the Vendors.

4.3.	The Vendor agrees and undertakes that the Consideration Shares when issued shall be subject to a “lock-up” period of six months or until such earlier date as the Consideration Shares are registered pursuant to a registration statement filed and declared effective by the U.S. Securities and Exchange Commission (the “SEC”) by Purchaser. During the lock up period the holder(s) of the Consideration Shares shall not, directly or indirectly, sell, contract to sell, realize, transfer, assign, lend, grant any security over, encumber or otherwise dispose of or deal with all or any part of their interests in the Consideration Shares.

5.	CLOSING

5.1.	Subject to the provisions of Clause 2, Closing shall take place on the Closing Date at the office of the Company or at such other place as the Vendors and the Purchaser may agree upon, when all (but not some only) of the events described in this Clause 5 shall occur.

5.2.	At Closing, the following shall take place concurrently:

5.2.1.	the Vendors shall deliver or procure to be delivered to the Purchaser:

(a)	the Vendors’ duly completed and signed counterpart of the share transfer form (in such prescribed forms under the applicable laws and/or the constitutional documents of the Company) in favor of the Purchaser, in respect of the Sale Shares, together with the duly sealed original share certificates;

(b)	a letter or certificate (in a format acceptable to the Thai Revenue Department or competent authority) certifying the net asset value per share of the Company, together with a copy of the latest available management accounts of the Company, and such other documents as may be required to assess applicable stamp duty or complete the share transfer under law of the Kingdom of Thailand;

(c)	a copy or extract of the meeting minutes or written resolutions of the Board approving:

(i)	the transfer of the Sale Shares to the Purchaser;

(ii)	the cancellation of the share certificate(s) issued in the name of the Vendors in respect of the Sale Shares;

(iii)	the execution and issuance of a new share certificate issued in the name of the Purchaser in respect of the Sale Shares;

(iv)	the filing of the instrument of transfer of the Sale Shares with the Companies Registry of Thailand, and the updating of the Company’s register of members to reflect the transfer of the Sale Shares; and

(v)	the making of such other entries into such other corporate records of the Company as may be necessary; and

(d)	such other papers and documents as the Purchaser may require.

5.2.2.	the Vendors shall deliver or procure to be delivered to the Purchaser, the Purchaser’s duly completed and signed counterpart of the share transfer form (in such prescribed forms under the applicable laws and/or the constitutional documents of the Company) in respect of the Sale Shares.

5.3.	The Purchaser shall pay the Purchase Price to the Vendors as follows:

5.3.1.	at Closing, subject to compliance by the Vendors of all the obligations set out in Clause 5.2.1, the Purchaser shall issue to the Vendor the Consideration Shares.

5.3.2.	The total Purchase Price shall be deemed fully paid upon receipt of the Consideration Shares described in clauses 5.3.1.

5.4.	Without prejudice to any other remedies available to the parties, if in any respect the provisions of Clause 5 are not complied with by any party on the Closing Date, the other parties not in default may:

5.4.1.	defer Closing to a date not more than 30 days after the Closing Date (and so that the provisions of this Clause 5 shall apply to Closing as so deferred); or

5.4.2.	proceed to Closing so far as practicable (without prejudice to its rights under this Agreement); or

5.4.3.	rescind this Agreement.

6.	REPRESENTATIONS AND WARRANTIES

6.1.	The Vendors hereby represent, warrant to and undertake with the Purchaser that:

6.1.1.	the Vendors hold 49% of the issued and paid-up share capital of the Company which is incorporated in the Thailand;

6.1.2.	the Vendors have the power and authority to enter into, exercise its rights and perform and comply with its obligations under this Agreement in accordance with its terms thereof and this Agreement constitutes valid and binding obligations on the Vendors, enforceable against the Vendors in accordance with its terms;

6.1.3.	the Vendors’ entry into, exercise of its rights, execution, delivery and/or performance of or compliance with its obligations under this Agreement (a) complies with all laws, regulations, authorizations, rulings and judgments or orders or decrees of any relevant governmental agency which is binding on or applicable to it; (b) complies with the constitution or other constitutive documents of the Vendors and (c) does not and will not violate, or exceed any power or restriction granted or imposed by, any agreement or arrangement to which it is a party or which is binding on it or its assets;

6.1.4.	at Closing, the Vendors’ will be entitled to transfer the full and beneficial ownership of the Sale Shares to the Purchaser on the terms of this Agreement;

6.1.5.	all contracts entered into by the Company are valid and enforceable as of the date of the Closing, with no indication of any disputes or imminent litigation;

6.1.6.	all receivables in the books of the Company are collectable;

6.1.7.	there are no breaches of any material terms in respect of all the contracts executed by the Company;

6.1.8.	there are no claims or litigation against the Company;

6.1.9.	there are no breaches of any of the terms and conditions governing the issuance of any licenses or permits to operate the Business; and

6.1.10.	save as represented to the Vendors, and the latest unaudited accounts of the Company, the Company does not have any other liabilities (including tax liabilities).

6.2.	The Purchaser acknowledges and accepts that save for the Warranties set out in Clause 6.1, the Vendors offers no other representations or warranties to the Purchaser in respect of the Vendors, the Sale Shares or the Company.

6.3.	The Purchaser represents, warrants to and undertakes with the Vendors that:

6.3.1.	the Purchaser has the power and authority to enter into, exercise its rights and perform and comply with its obligations under this Agreement in accordance with its terms thereof and this Agreement constitutes valid and binding obligations on the Purchaser, enforceable against the Purchaser in accordance with its terms; and

6.3.2.	the Purchaser’s entry into, exercise of its rights, execution, delivery and/or performance of or compliance with its obligations under this Agreement (a) complies with all laws, regulations, authorizations, rulings and judgments or orders or decrees of any relevant governmental agency which is binding on or applicable to it; and (b) does not and will not violate, or exceed any power or restriction granted or imposed by, any agreement or arrangement to which it is a party or which is binding on it or its assets.

6.4.	The Vendors acknowledge and accept that save for the Warranties set out in Clause 6.3, the Purchaser offers no other representations or warranties to the Vendors in respect of the Purchaser.

6.5.	If prior to Closing a party (the “Non-Defaulting Party”) shall find that any of the representations, warranties or undertakings on the part of any other party (“Defaulting Party”), have not in any material respects been carried out or complied with or are otherwise untrue or incorrect in any material respects, the Non-Defaulting Party shall be entitled by notice in writing to the Defaulting Party to terminate this Agreement, and thereupon all of the Non-Defaulting Party’s obligations under this Agreement shall cease, but without prejudice to its rights under this Agreement in respect of any antecedent breaches.

7.	COSTS AND EXPENSES

7.1.	Any stamp duty payable on the transfer of the Sale Shares to the Purchaser shall be borne by Purchaser. All other costs and expenses (including, without limitation, all legal fees and expenses and fees and expenses of accounting firms and other professionals and agents) incurred in connection with this Agreement and the Transaction shall be borne by the Vendors, save as for any costs and expenses which accrues to the sole benefit of the Purchaser (“Purchaser Costs”). Such Purchaser Costs shall be borne by the Purchaser.

8.	FURTHER ASSURANCE

8.1.	Each party shall (at its own expense) promptly execute and deliver such documents and perform such acts as the other parties may reasonably require from time to time for the purpose of giving full effect to this Agreement and the transactions contemplated by this Agreement.

9.	GENERAL PROVISIONS

9.1.	Entire Agreement and Amendments: This Agreement and the documents referred to herein are in substitution for all previous agreements, both written and oral, between all or any of the parties and contain the whole agreement between the parties relating to the subject matter of this Agreement. No amendment or variation of this Agreement shall be effective unless in writing and signed by or on behalf of each of the parties.

9.2.	Waiver: Any term or provision of this Agreement may be waived in writing at any time by the party entitled to the benefits thereof. Any waiver effectuated pursuant to this Clause 10.2 shall be binding upon all parties hereto. No failure to exercise and no delay in exercising any right, power or privilege shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege preclude the exercise of any other right, power or privilege.

9.3.	Severance: If any provision of this Agreement shall be held to be illegal, invalid or unenforceable, in whole or in part, the legality, validity and enforceability of the remainder of this Agreement shall not be affected.

9.4.	Counterparts: This Agreement may be signed in any number of counterparts and by the parties on separate counterparts, each of which when so executed shall be an original, but all counterparts shall together constitute one and the same document.

9.5.	Dispute Resolution: Any dispute arising out of or in connection with this Agreement, including any question regarding its existence, validity or termination, shall be referred to and finally resolved by arbitration administered by the Singapore International Arbitration Centre in accordance with the Arbitration Rules of the Singapore International Arbitration Centre for the time being in force, which rules are deemed to be incorporated by reference in this Clause 10.5. The seat of the arbitration shall be Singapore. The tribunal of the arbitration shall consist of one (1) arbitrator. The language of the arbitration shall be English. The arbitral award shall be final and binding upon the parties hereto.

9.6.	Governing Law: This Agreement, the rights and obligations of the parties hereto and any claims or disputes relating thereto, shall be governed by and construed in accordance with the laws of Singapore.

9.7.	Third Parties: No person who is not a party of this Agreement shall have any right to enforce any term of this Agreement under any applicable law.

10.	CONFIDENTIALITY

10.1.	The terms of this Agreement and all communications between the parties or any of them and all information and other material supplied to or received by any of them from any other party which is either marked “confidential” or is by its nature intended to be exclusively for the knowledge of the recipient alone and any information concerning the business transactions or the financial arrangements of the parties or any person with whom any of them is in a confidential relationship with regard to the matter in question coming to the knowledge of the recipient shall be kept confidential by the recipient unless or until compelled, required or requested to disclose by judicial or administrative procedures or otherwise by law or required to disclose to any relevant stock exchange, government body, regulatory body or authority, or the recipient can reasonably demonstrate that it is or part of it is, in the public domain (other than by virtue of its actions and/or omissions) or that the information has also been received from a third party which, to the actual knowledge of the recipient is not subject to any confidentiality obligations with respect to such information whereupon, to the extent that it is public, this obligation shall cease Provided that nothing herein shall prohibit:

(a)	any party from disclosing to any person any information received or sourced from a third party (so long as such party to the recipient’s actual knowledge has not obtained or released such information in breach of any confidentiality obligation); or

(b)	any party from disclosing any information referred to in this clause to its auditors or other professional advisers.

10.2.	The obligations contained in this clause shall endure, even after the termination of this Agreement, without limit in point of time except to the extent that and until any confidential information enters the public domain as set out above.

IN WITNESS WHEREOF the Parties have hereunto caused this Agreement to be duly executed as at the day and year first above written.

Vendors

SIGNED by Teo Shao Wei (Zhang Xiaowei) in the presence of:	) ) ) )

/s/ Fu Xiaowei
Witness’s signature
Name: Fu Xiaowei

Purchaser

SIGNED by Zhi Yong Phua for and on behalf of YY Holding (Thailand) Company Limited (Company No. 0105568071682) in the presence of:	) ) ) ) ) )

/s/ Fu Xiaowei
Witness’s signature
Name: Fu Xiaowei